Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

DIVERSINET CORP.

(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5B5

(Address of Principal Executive Offices) (Zip Code)

2007 Stock Bonus Awards

(Full title of the plan)

David Hackett

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5C2

(Name and address of agent for service)

(416) 756-2324

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares	1,000,000 (2)	$0.61	$610,000	$ 22.87

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices ($0.53 and $0.68) of a common share as reported on the Over the Counter Bulletin Board on December 7, 2007.

(2)

Includes up to 1,000,000 common shares, representing remuneration, commissions and discretionary bonuses, which may be issued to employees, officers or consultants upon the terms and subject to the conditions of the Common Share Grant Memorandum to which this Registration Statement relates.

_________________________________________

EXPLANATORY NOTE

This Registration Statement covers (a) up to 1,000,000 common shares  of the Company, representing remuneration and discretionary bonuses, which may be issued to employees, officers and consultants in fiscal year 2007 and beyond upon the terms and subject to the conditions of various employment agreements or as employee bonuses as detailed in the Common Share Grant Memorandum.  The common shares may vest and become issuable to employees as determined by the Board of Directors.

_________________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.*

Item 2.

Registrant Information and Employee Plan Annual Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.

Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below:

(a)

Our Report on Forms 6-K dated and filed on November 1, 2007, September 4, 2007, August 2, 2007, May 30, 2007, May 22, 2007, May 3, 2007, April 13, 2007 and February 22, 2007; and

(b)

Our Annual Report for the year ended December 31, 2006 on Form 20-F dated and filed February 23, 2007.

All documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the expiration or termination of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents.  Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

Item 1.

Description of Securities.

The Plan registered hereby concerns Common Shares issuable as remuneration and/or discretionary bonuses to employees pursuant to various employment agreements and/or Board of Directors approval.

Each Common Share is entitled to one vote on all matters submitted to a vote by shareholders, including the election of directors.  There are no cumulative voting rights in the election of directors.  All Common Shares are equal to each other with respect to liquidation and dividend rights and are entitled to receive dividends if and when our board declares them out of funds legally available for distribution.  Upon our liquidation, all assets available for distribution are distributable among shareholders according to their respective holdings.  There are no preemptive rights to purchase any additional, unissued Common Shares.

Impact of the “Penny Stock” Rules on Buying or Selling Our Common shares.  The Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than $5.00 per share, subject to certain exceptions.  Our Common Shares are currently penny stock.  Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.  The liquidity of our Common Shares may be materially and adversely affected if our Common Shares continue to be penny stock due to the administration requirements imposed by these rules.

Item 2.

Interests of Named Experts and Counsel.

The validity under Canadian law of the Common Shares being registered pursuant to this Registration Statement will be passed upon for Registrant by McCarthy Tetrault LLP of Toronto, Ontario, its Canadian counsel.

Item 3.

Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the “Act”), Diversinet may indemnify a present or former director or officer or a person who acts or acted at Diversinet’s request as a director or officer of another corporation of which Diversinet is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Diversinet and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of Diversinet or such other corporation only with court approval.  A director or officer is entitled to indemnification from Diversinet as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of Diversinet provide that each director, each officer, each former director, each former officer and each person who acts or acted at Diversinet’s request as a director or officer of a body corporate of which Diversinet is or was a shareholder or creditor, and his heirs and legal representatives shall be indemnified and saved harmless by Diversinet from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of Diversinet or such body corporation, if he acted honestly and in good faith with a view to Diversinet’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances Diversinet has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

Diversinet currently maintains directors’ and officers’ liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers, as such, against all claims during the term of their office provided they acted honestly and in good faith with a view to the best interests of Diversinet.  Such insurance provides for an aggregate of $5,000,000 annual protection against liability for and reimbursement of amounts paid.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 4.

 Exemption from Registration Claimed.

Not Applicable.

Item 5.

 Exhibits.

The following are filed as exhibits to this registration statement:

Exhibits	Description
5.1 10.1 23.1 23.2 24.1

Opinion of McCarthy Tétrault LLP.

Form of Stock Bonus and Stock Compensation Award.

Consent of KPMG LLP.

Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).

Power of Attorney (included in signature page on page II-5).

Item 6.

Undertakings.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on December 12, 2007.

DIVERSINET CORP.

By:

/s/ Albert Wahbe

Name: Albert Wahbe

Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Albert Wahbe and David Hackett, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below  by the following persons on behalf of the registrant and in the listed capacities as of the dates set forth below.

Signature	Title	Date
/s/ Albert Wahbe . Albert Wahbe	Chief Executive Officer and Director	December 12, 2007
/s/ David Hackett . David Hackett	Chief Financial Officer, (Principal Financial Officer and Accounting Officer)	December 12, 2007
/s/ Ravi Chiruvolu . Ravi Chiruvolu	Director	December 12, 2007
/s/ Greg Milavsky . Greg Milavsky	Director	December 12, 2007
/s/ William Reed . William Reed	Director	December 12, 2007
/s/ Philippe Tardif . Philippe Tardif	Director	December 12, 2007
/s/ James Wigdale . James Wigdale	Director	December 12, 2007

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Diversinet Corp. in the United States, on December 12, 2007.

s/ Albert Wahbe

Albert Wahbe,

Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of McCarthy Tétrault LLP.

10.1	Form of Stock Bonus and Stock Compensation Award.

23.1	Consent of KPMG LLP.

23.2	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page on page II-5).

Exhibit 5.1

McCarthy Tétrault LLP

Box 48, Suite 4700

Toronto Dominion Bank Tower

Toronto, ON M5K 1E6

Canada

December 12, 2007

Diversinet Corp.

2235 Sheppard Avenue East, Suite 1700

Toronto, ON  M2J 5B5

Dear Sirs/Mesdames:

Re:

Diversinet Corp. – Shares For Services

We act as counsel to Diversinet Corp. (the “Corporation”).  We have been asked by the Corporation to provide an opinion in connection with the issuance of up to 1,000,000 common shares of the Corporation (“Common Shares”) pursuant to the 2007 Stock Bonus Award Plan (the “Plan”) dated as of December 6, 2007.

For the purposes of the opinion herein expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and such public and corporate records, certificates, instruments and other material and have considered such questions of law as we have deemed relevant, necessary or appropriate for the purposes of the opinion herein expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

We have assumed that all Common Shares issued under the Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Corporation would have received if the Common Shares had been issued for money.

Our opinion expressed herein is limited to matters governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the Common Shares issuable under the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be duly authorized and validly issued.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Corporation on Form S-8 to be filed under the United States Securities Act of 1933, as amended (the “Act”) relating to the registration of the Common Shares under the Plan.  In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.  This opinion is solely the use of the addressee in connection with the registration of the Common Shares under the Plan and is not to be used, relied on, circulated or quoted by any other person or for any other purpose without our prior written consent.

Yours very truly,

/s/ McCarthy Tetrault LLP

McCarthy Tetrault LLP

Exhibit 10.1 - Form of Stock Bonus Award

DIVERSINET CORP.

2007 STOCK BONUS AWARD PLAN

Diversinet Corp. (the “Company”) hereby reserves and makes available for issuance to the directors, officers and employees of the Company a total of 1,000,000 of its common shares, no par value (the “Shares”).  Shares underlying this 2007 Stock Bonus Award Plan (the “Plan”) shall be issued from time to time in the form of stock bonus awards (each, an “Award”), as determined by the Company’s board of directors or the compensation committee of the board of director’s (the “Board”), in compliance with and be subject to the following terms and conditions:

1.

This Plan will be administered by the Board.  The Board will have the authority to (a) construe and interpret this Plan and any Award granted pursuant to this Plan, (b) select persons to receive Awards, (c) determine the number of Shares subject to any Award; and (d) make all other determinations necessary or advisable for the administration of this Plan.  Any action permitted or required to be taken by the Board or any decision or determination permitted or required to be made by the Board pursuant to this Plan shall be taken or made in the Board’s sole and absolute discretion.

2.

Shares available under the Plan shall include Shares that are subject to an Award granted hereunder but forfeited or repurchased by the Company at the original issue price.  In the event that the number of outstanding common shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan and (b) the number of Shares subject to outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will be rounded up to the nearest whole Share.

3.

Awards will be granted pursuant to an Award Agreement, in substantially the form set forth below (the “Award Agreement”), which Award Agreement need not, however, be the same for each recipient so long it complies with and is subject to the terms and conditions of this Plan.  The number of Shares awarded in any Awards granted may vary from participant to participant and between groups of participants, and may be based upon the achievement of the Company and/or individual performance factors or upon such other criteria as the Board may determine in its sole discretion.

4.

The Company may require the recipient of an Award to enter into a waiver and indemnify agreement with the Company against any withholding tax requirements or remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares underlying such Award.

5,

An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) effecting the registration of the Shares underlying the Plan with the U.S. Securities and Exchange Commission on a Form S-8 registration statement and (b) obtaining any approvals and/or completing any registration or other qualification of such Shares under any state or federal law or ruling of any other governmental body that the Company determines to be necessary or advisable.  Notwithstanding the foregoing, the Company is under no obligation to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

6.

The Plan is effective as of December 6, 2007, the date it was adopted by the Board and , unless earlier terminated, will terminate on December 31, 2017.

7.

This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

8.

The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval under Canada Revenue Agency, if applicable, or by any stock exchange or market on which the common shares of the Company is listed for trading.

FORM OF AWARD AGREEMENT

Diversinet Corp.

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5C2

Dear [Name],

This confirms that effective immediately, you are entitled, and Diversinet Corp. (the “Company”) hereby awards to you, in addition to or as part of any remuneration payable to you during the fiscal year as an employee or officer of the Company, a bonus (the “Bonus Award”) in the form of [number of shares] of the Company’s Common Shares, no par value (the “Shares”).

The Shares underlying this Bonus Award have been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on Form S-8 filed by the Company with the U.S. Securities and Exchange Commission on December 12, 2007.

You shall be responsible for any taxes and other payments due on the Bonus Award received hereunder.  You are urged to consult with your tax advisor concerning any tax consequences in light of your particular circumstances with respect to the Bonus Award.

As part of this issuance, there is a Memorandum attached hereto regarding the Common Shares issuance and there are certain forms for Revenue Canada Agency that will need to be filled out in order to defer income taxes until you sell the shares and a waiver with regards to withholding taxes.

On behalf of the Board of Directors and the Company, I wanted to thank you for all your hard work and effort.  Hopefully this grant of Common Shares shows you that the Company is committed to all of our employees and our desire to have you participate in the growth of the Company.  Thank you for your continued belief in the Company.

Sincerely,

Albert Wahbe

Chief Executive Officer

Exhibit 23.1

KPMG LLP

Chartered Accountants

Telephone

(416) 228-7000

Yonge Corporate Centre

Telefax

(416) 228-7123

4100 Yonge Street Suite 200

www.kpmg.ca

North York ON M2P 2H3

Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diversinet Corp.

We consent to the use of our report dated February 22, 2007 on the consolidated balance sheets of Diversinet Corp. as at December 31, 2006 and 2005, and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Toronto, Canada

December 12, 2007